Exhibit 99.1

February 21, 2018

SRC Energy Inc. Reports Fourth Quarter and Year End 2017 Financial and Operating Results

Denver--(GlobeNewswire - 2/21/2018) -- SRC Energy Inc. (NYSE American: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company with operations focused on the Wattenberg Field in the Denver-Julesburg Basin, reports its financial and operating results for the three and twelve months ended December 31, 2017.

Fourth Quarter and Year End 2017 Highlights

•	Revenues were $140.1 million and $362.5 million for the three and twelve months ended December 31, 2017, respectively

•	Net income was $50.8 million, or $0.23 per diluted share, and $142.5 million, or $0.69 per diluted share, for the three and twelve months ended December 31, 2017, respectively

•
Adjusted EBITDA was $110.7 million and $282.6 million for the three and twelve months ended December 31, 2017, respectively (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

Fourth Quarter and Year End 2017 Financial Results

The following tables present certain per unit metrics that compare results of the corresponding quarterly and annual reporting periods:

	Three Months Ended			Year Ended
Net Volumes	12/31/2017	12/31/2016	% Chg.*	12/31/2017	12/31/2016	% Chg.*
	3-Stream	2-Stream		3-Stream	2-Stream
Crude Oil (MBbls)	2,156	705	206%	5,824	2,257	158%
Natural Gas Liquids (MBbls)	760	—	NM	2,518	—	NM
Natural Gas (MMcf)	7,712	3,095	149%	24,834	12,086	105%
Sales Volumes: (MBOE)	4,201	1,221	244%	12,481	4,271	192%
Average Daily Volumes
Daily Production (BOE/day)	45,658	13,269	244%	34,194	11,670	193%
Product Price Received
Crude Oil ($/Bbl) **	$48.80	$40.94	19%	$44.35	$34.43	29%
Natural Gas Liquids ($/Bbl)	$20.81	—	NM	$17.10	—	NM
Natural Gas ($/Mcf)	$2.21	$3.18	(31)%	$2.33	$2.44	(5)%
Average Realized Price ($/BOE) **	$32.85	$31.70	4%	$28.79	$25.09	15%
Per Unit Cost Information ($/BOE)
Lease Operating Exp.	$1.54	$4.08	(62)%	$1.56	$4.67	(67)%
Production Tax	$3.63	$2.64	38%	$2.91	$1.34	117%
DD&A Expense	$9.26	$11.20	(17)%	$9.00	$10.93	(18)%
Total G&A Expense	$2.06	$6.02	(66)%	$2.64	$7.15	(63)%
* 2016 production volumes are based on two product streams while 2017 is 3-stream
** Adjusted to reflect the impact of transportation and gathering.

The Company’s fourth quarter benefited from higher oil prices relative to the same period a year ago as realized oil prices increased approximately 19%, averaging $48.80 per barrel versus $40.94 in the fourth quarter of 2016.  Natural gas prices averaged $2.21 per Mcf in the fourth quarter of 2017 compared to $3.18 a year ago, a 31% decrease. For the full year, realized oil prices averaged $44.35, 29% higher than the full year 2016, while natural gas prices averaged $2.33 per Mcf, 5% lower than 2016.

Revenues for the three months ended December 31, 2017 increased 262% as compared to the three months ended December 31, 2016. This was due to a 244% increase in sales volumes period over period, along with higher average realized commodity prices in the quarter versus the comparable period a year ago. For the twelve months ending December 31, 2017, revenues increased 238%.

Unit operating costs for the twelve months ended December 31, 2017 as compared to the twelve months ended December 31, 2016 generally decreased year-over-year as the Company benefited from the growth in production associated with the expanded development program during 2017.

Net income for the three months ended December 31, 2017 totaled $50.8 million, or $0.23 per diluted share, as compared to net income of $5.3 million, or $0.03 per share, in the three months ended December 31, 2016. For the twelve months ended December 31, 2017, the Company reported net income of $142.5 million, or $0.69 per share, as compared to a net loss of $219.2 million, or $1.26 per share, in the prior year.

Adjusted EBITDA for the three and twelve months ended December 31, 2017 was $110.7 million and $282.6 million, respectively, compared to $25.5 million and $65.2 million for the same three- and twelve-month periods in 2016, respectively.

Operations Review

	2017	2016	YoY Chg	Preliminary 2018 Guidance	YoY Chg [2]
D&C Capital Expenditures (MM)	$462	$131	253%	$480 - $540	11%
Proved Reserves (Net MMBOE) [1]	227	93	144%
Standardized Measure[3]	$1,601	$434	269%
PV-10 (MM) [3]	$1,756	$476	269%
Daily Net Production (BOE/D) [1]	34,194	11,670	193%	48,000 - 52,000	46%
Oil Differential	$6.58	$8.77	(25)%	$6.00 - $6.50	(5)%
Adjusted EBITDA (MM)	$283	$65	335%
1) 2016 production and reserves are based on two product streams while 2017 is 3-stream
2) Based on mid-point of the range
3) Non-GAAP calculation - refer to the PV-10 reconciliation at the back of this document

Management Comment

Lynn A. Peterson, Chairman and CEO of SRC commented, "Our team continues to execute at a very high level, taking advantage of SRC's consolidated, contiguous footprint and conservative balance sheet to generate strong debt-adjusted per share growth in production and cash flows. The nearly 50% increase in Wattenberg leasehold added late in 2017 reinforces the Company's strong foundation for the years ahead."

Mr. Peterson concluded, “2017 was a great year for SRC and I am proud of what our team has accomplished.  We all look forward to the challenges as well as the rewards of our hard work that lie ahead as we continue to develop SRC's consolidated acreage position in a disciplined and efficient manner."

Conference Call

SRC will host a conference call on Thursday, February 22, 2018 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard, and Manager of Investor Relations, John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter.

To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747
Webcast URL:  http://srcenergy.equisolvewebcast.com/q4-2017

Replay Information:
Conference ID #:  411931
Replay Dial-In (Toll Free US & Canada):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  3/8/18

Annual Shareholder Meeting

SRC Energy Inc. will host its Annual Shareholder Meeting on Friday May 18, 2018 at 9 A.M. Mountain Time in Denver, Colorado. Shareholders of record on March 23, 2018, the record date for the meeting, are entitled to receive notice of and to vote at the meeting.

About SRC Energy Inc.

SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Company's corporate offices are located in Denver, Colorado. More Company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding expected 2018 results, including capital expenditures, drilling, completion and plugging and abandonment activities, differentials and production. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate recent or future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America ("US GAAP"), we present certain financial measures which are not prescribed by US GAAP ("non-GAAP"). The following is a summary of the measures we currently report.

Adjusted EBITDA

We use "adjusted EBITDA," a non-GAAP financial measure, for internal managerial purposes because it allows us to evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed in the table below from net income (loss) in arriving at adjusted EBITDA. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDA is not a measure of financial performance under US GAAP and should be considered in addition to, not as a substitute for, net income. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. However, our definition of adjusted EBITDA may not be fully comparable to measures with similar titles reported by other companies. We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of the items set forth in the table below (amounts in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Adjusted EBITDA:
Net income (loss)	$50,818	$5,301	$142,482	$(219,189)
Depletion, depreciation, and accretion	38,913	13,677	112,309	46,678
Full cost ceiling impairment	—	—	—	215,223
Income tax expense (benefit)	(99)	—	(99)	106
Stock-based compensation expense	2,835	2,206	11,225	9,491
Mark-to-market of commodity derivative contracts:
Total (gain) loss on commodity derivative contracts	6,550	4,133	4,226	7,750
Cash settlements on commodity derivative contracts	164	237	942	5,374
Interest expense (income)	11,526	(16)	11,479	(192)
Adjusted EBITDA	$110,707	$25,538	$282,564	$65,241

PV-10

PV-10 is a non-GAAP financial measure. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and gas properties. It is not intended to represent the current market value of our estimated reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure reported in accordance with US GAAP, but rather should be considered in addition to the standardized measure.

PV-10 is derived from the standardized measure, which is the most directly comparable GAAP financial measure. PV-10 is calculated using the same inputs and assumptions as the standardized measure, with the exception that it omits the impact of future income taxes. It is considered to be a pre-tax measurement.

The following table provides a reconciliation of the standardized measure to PV-10:

	As of December 31,
	2017	2016
Standardized measure of discounted future net cash flows	$1,600,675	$434,261
Add: 10 percent annual discount, net of income taxes	1,267,258	427,587
Add: future undiscounted income taxes	285,349	90,195
Future pre-tax net cash flows	$3,153,282	$952,043
Less: 10 percent annual discount, pre-tax	(1,396,998)	(475,695)
PV-10	$1,756,284	$476,348

Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the consolidated financial statements, can be found in SRC's Annual Report on Form 10-K for the period ended December 31, 2017, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	December 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$48,772	$18,615
Other current assets	111,263	35,569
Total current assets	160,035	54,184

Oil and gas properties and other equipment	1,876,576	908,736
Goodwill	40,711	40,711
Other assets	2,242	20,482

Total assets	$2,079,564	$1,024,113

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	202,307	92,240

Revolving credit facility	—	—
Notes payable, net of issuance costs	538,186	75,614
Asset retirement obligations	28,376	13,775
Other liabilities	2,261	1,745
Total liabilities	771,130	183,374

Shareholders' equity:
Common stock and paid-in capital	1,474,514	1,149,199
Retained deficit	(166,080)	(308,460)
Total shareholders' equity	1,308,434	840,739

Total liabilities and shareholders' equity	$2,079,564	$1,024,113

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$142,482	$(219,189)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	112,309	46,678
Full cost ceiling impairment	—	215,223
Loss on extinguishment of debt	11,842	—
Other, reconciling items	11,852	22,387
Changes in operating assets and liabilities	12,830	(16,411)
Net cash provided by operating activities	291,315	48,688

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	(661,468)	(511,173)
Capital expenditures for drilling and completion activities	(450,384)	(119,571)
Other capital expenditures	(22,027)	(12,522)
Proceeds from sales of oil and gas properties	93,573	25,350
Net cash used in investing activities	(1,040,306)	(617,916)

Cash flows from financing activities:
Equity financing activities	312,308	542,722
Debt financing activities	448,621	(3,159)
Net cash provided by financing activities	760,929	539,563

Net increase (decrease) in cash, cash equivalents, and restricted cash	11,938	(29,665)
Cash, cash equivalents, and restricted cash at beginning of period	36,834	66,499
Cash, cash equivalents, and restricted cash at end of period	$48,772	$36,834

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Oil, natural gas, and NGL revenues	$140,097	$38,695	$362,516	$107,149

Expenses:
Lease operating expenses	6,488	4,986	19,496	19,949
Transportation and gathering	2,090	—	3,226	—
Production taxes	15,253	3,223	36,266	5,732
Depreciation, depletion, and accretion	38,913	13,677	112,309	46,678
Full cost ceiling impairment	—	—	—	215,223
Unused commitment charge	—	92	669	597
General and administrative	8,676	7,346	32,965	30,545
Total expenses	71,420	29,324	204,931	318,724

Operating income (loss)	68,677	9,371	157,585	(211,575)

Other income (expense):
Commodity derivatives gain (loss)	(6,550)	(4,133)	(4,226)	(7,750)
Interest expense, net of capitalized interest	(11,842)	—	(11,842)	—
Interest income	316	16	363	192
Other income	118	47	503	50
Total other expense	(17,958)	(4,070)	(15,202)	(7,508)

Income (Loss) before income taxes	50,719	5,301	142,383	(219,083)

Income tax expense (benefit)	(99)	—	(99)	106
Net income (loss)	$50,818	$5,301	$142,482	$(219,189)

Net income (loss) per common share:
Basic	$0.23	$0.03	$0.69	$(1.26)
Diluted	$0.23	$0.03	$0.69	$(1.26)

Weighted-average shares outstanding:
Basic	222,072,930	200,585,800	206,167,506	173,774,035
Diluted	222,917,611	201,254,678	206,743,551	173,774,035

Released 2/21/2018